EXHIBIT 1
Joint Filing Agreement Among
Prudential Financial, Inc., PGIM, Inc. and Prudential Investment Portfolios, Inc. 15
WHEREAS, in accordance with Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934 (the "Act"), only one joint Statement and any amendments thereto need to be filed whenever one or more persons are required to file such a statement or any amendments thereto pursuant to Section 13(d) of the Act with respect to the same securities, provided that said persons agree in writing that such Statement or amendments thereto is filed on behalf of each of them:
NOW, THEREFORE, the parties hereto agree as follows:
Prudential Financial, Inc., PGIM, Inc. and Prudential Investment Portfolios, Inc. 15 do hereby agree, in accordance with Rule 13d-1(k)(1) under the Act, to file a Statement on Schedule 13D relating to their ownership of the Ordinary Shares of the Issuer, and do hereby further agree that said Statement on Schedule 13D shall be filed on behalf of each of them.
Prudential Financial, Inc.
Date: December 4, 2023	By:	/s/ John Cafiero
John Cafiero
Vice President and Assistant Secretary

PGIM, Inc.
Date: December 4, 2023	By:	/s/ Daniel Malooly
Daniel Malooly
Vice President

Prudential Investment Portfolios, Inc. 15, on behalf of PGIM High Yield Fund
Date: December 4, 2023	By:	/s/ Patrick McGuinness
Patrick McGuinness
Assistant Secretary